FUQI International Provides Preliminary
Fourth Quarter 2007 Results

-- Revenue Range Increases More Than 117% to $54-$55 Million --
-- 4Q07 Net Income & Diluted EPS Results Exceeds Prior Guidance --

Shenzhen, China, February 21, 2008 - FUQI International, Inc. (Nasdaq GM: FUQI) today announced selected financial results for the fourth quarter of 2007.

For the fourth quarter of 2007, the Company expects revenues of between $54 million and $55 million and net income of between $6.9 million and $7.2 million. The Company also expects the gross profit margin and net profit margin will be approximately 10.5% and 13.1%, respectively. The results of operations for the fourth quarter of 2007 include a one-time reversal of a tax penalty of approximately $4.2 million and equity-based compensation expense of approximately $900,000.

Revenues for the fourth quarter are expected to be between $54-55 million, which represents a year-over-year increase of more than 117%. Revenues were higher than expectations, driven by a sales event hosted by the Company in December, which generated not only significant sales for the Chinese New Year, but also repeat sales in the remainder of the quarter. Additionally, Fuqi’s brand name is becoming increasingly visible, especially following its listing on the NASDAQ Global Market, which is helping to drive sales.

Gross margin in the fourth quarter was 10.5%, down from third quarter gross margin of 12.4%, and below management expectations of 11.5-12%. The lower than expected gross margin is primarily attributable to higher inventory costs during the quarter. As a result of increased demand, the company replenished its lower-cost inventory in November in preparation for its December sales event. Raw materials prices in both November and December were higher than the inventory that had already been used in the quarter. The company accounts for inventory using the FIFO (first in, first out) method, and this accounting impacted gross margin by approximately 105 basis points.

The company’s higher than expected revenues during the quarter, combined with ongoing efficiencies in its operating structure, led to net income margin of approximately 13.1%, resulting in 4Q07 diluted EPS estimate of $0.36-$0.38, based on a weighted average diluted share count of 19 million shares. Total non-cash compensation in the quarter was approximately $900,000, and the reversal of the previous year’s tax provision was approximately $4.2 million. Excluding the effect of non-cash compensation and reversal of the previous year’s tax provision, net income margin is expected to be approximately 6.5%-7.1% and adjusted diluted earnings per share is expected to be in the range of $0.19-$0.21. This exceeds prior 4Q07 diluted EPS guidance of $0.14-$0.18. Management is providing this non-GAAP measure in order to enhance investors' and other readers' understanding and assessment of the Company's financial performance.

Mr. Yu Kwai Chong, Chairman of Fuqi International commented, “We are pleased with the traction we are seeing in our revenue growth, and expect this strength to continue, especially as we begin to penetrate the retail market. We are on track to complete our previously announced acquisition of Temix by the end of the first quarter, and look forward to Temix’s contribution to our retail business, as we continue to take steps to build awareness of the Fuqi brand name among wholesale customers and consumers. We remain focused on our goal of becoming the leading provider of luxury jewelry products in China.”

Mr. Chong continued, “Our utilization of the new hedging tools offered by the Shanghai Futures Exchange and through certain Hong Kong-based financial institutions should help us to mitigate the effects of price volatility of our raw materials going forward. Additionally, we believe our current efficient operating strategy, combined with our pending acquisition of Temix’s license to buy diamonds on the Shanghai Diamond Exchange -- China’s only legal, government-owned diamond supplier -- will enable us to sustain long term wholesale gross margins in the 10.5% range, in line with our historical average, with additional gross margin upside as our branded retail business becomes more meaningful to overall sales. We will provide a more detailed outlook when we report our comprehensive results for the fourth quarter and full year 2007 near the end of March, 2008.”

About FUQI International, Inc.
Based in Shenzhen, China, FUQI International, Inc. is a leading designer of high quality precious metal jewelry in China, developing, promoting, and selling a broad range of products in the large and rapidly expanding Chinese luxury goods market.

Safe Harbor Statement

The statements set forth above include forward-looking statements that may involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, completion and audit of the Company’s financial statements for the fourth quarter and year end 2007, the vulnerability of the Company’s business to a general economic downturn in China; fluctuation and unpredictability of costs related the gold, platinum and precious metals and other commodities used to make the Company’s products; changes in the laws of the PRC that affect the Company’s operations; the Company’s recent entry into the retail jewelry market; competition from competitors; the Company’s ability to obtain all necessary government certifications and/or licenses to conduct its business; development of a public trading market for the Company’s securities; the cost of complying with current and future governmental regulations and the impact of any changes in the regulations on the Company’s operations; and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The forward-looking statements are also identified through use of the words “believe,” “enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “potential,” “possible,” “should,” “continue,” and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including regulatory approval requirements and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company’s reports and other filings with the Securities and Exchange Commission.

Contact:
FUQI International, Inc.
Dexter Fong
Executive VP of Corporate Development
U.S. Phone: 1-408-476-7139
Asia Phone: 86 136 6666 1663

ICR Inc.
In the U.S:
Bill Zima
Phone: 1-203-682-8200 (Investor Relations)
-or-
In Asia:
Xuyang Zhang
Phone: 86 10 8523 3087 (Investor Relations)